EXHIBIT 21

SUBSIDIARIES OF COMMUNITY SHORES BANK CORPORATION

Community Shores Bank, a Michigan banking corporation

Wholly-owned bank subsidiary of Community Shores Bank Corporation

Community Shores Capital Trust I

A Delaware business trust subsidiary of Community Shores Bank Corporation

Community Shores Financial Services, Inc., a Michigan business corporation

Wholly-owned subsidiary of Community Shores Bank Corporation

Community Shores Mortgage Company

Wholly-owned subsidiary of Community Shores Bank

Berryfield Development LLC

Wholly-owned subsidiary of Community Shores Mortgage Company

All five of the subsidiaries named above with the exception of Community Shores Capital Trust I were organized under the laws of the State of Michigan. Community Shores Capital Trust I was organized under the laws of the State of Delaware.